Exhibit 23.1

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

Netherland, Sewell & Associates, Inc. has issued a report, as of December 31, 2014, of the “Estimates of Reserves and Future Revenue to the Ultra Petroleum Corp. Interest in Certain Oil and Gas Properties located in Pennsylvania, Utah, and Wyoming as of December 31, 2014” for Ultra Petroleum Corp. Netherland, Sewell & Associates, Inc. consents to the reference in Form 10-K to Netherland, Sewell & Associates, Inc.’s reserves report dated February 4, 2015, and to the incorporation by reference of our Firm’s name and report into Ultra’s previously filed Registration Statements on Form S-8 (File Nos. 333-132443; 333-13342; 333-13278), Form S-4 (File No. 333-199485), and Form S-3 (File No. 333-200916).

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

February 19, 2015

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